UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2023

The Carlyle Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35538	45-2832612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Pennsylvania Avenue, NW
Washington,	DC	20004-2505
(Address of Principal Executive Offices)		(Zip Code)
(202) 729-5626
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CG	The Nasdaq Global Select Market
4.625% Subordinated Notes due 2061 of Carlyle Finance L.L.C.	CGABL	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Leadership Changes
On February 6, 2023, The Carlyle Group Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) has appointed Harvey M. Schwartz as Chief Executive Officer of the Company and a member of the Board, effective February 15, 2023. At that time, Bill Conway will step down as Interim Chief Executive Officer, maintaining his role as Co-Chairman of the Board.
Harvey M. Schwartz, 58, is the former President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc.
Mr. Schwartz joined Goldman Sachs in 1997 and subsequently held numerous senior leadership positions including Chief Financial Officer, Global Co-Head of the Securities Division, Head of Securities Division Sales, Head of North American Sales and Co-Head of the Americas Financing Group. He additionally served as a member of the firm’s Management Committee and co-headed its Risk Committee, Steering Committee on Regulatory Reform, Capital Committee and Finance Committee. Mr. Schwartz established the firm’s Investment Policy Committee on which he also served as a member.
Prior to Goldman Sachs, Mr. Schwartz spent a decade working at several financial firms, including at Citicorp, from 1990 through 1997.
As both an investor and advisor, he is currently involved in a range of investment and philanthropic endeavors. These efforts include a focus on mental health and developing future business leaders, including women and young people seeking a career in finance.
He serves as the group chairperson and non-executive director of The Bank of London, a clearing and payments bank with operations in London and New York City. In addition, Mr. Schwartz serves on the board of SoFi Technologies, Inc., a San Francisco-based fintech company, and One Mind, a nonprofit that accelerates collaborative research and advocacy to enable all individuals facing brain health challenges to build healthy, productive lives.
Mr. Schwartz earned his BA from Rutgers University, where he is a member of the university’s Board of Governors and its Hall of Distinguished Alumni. He received his MBA from Columbia University.
Employment Agreement with Mr. Schwartz
In connection with Mr. Schwartz’s appointment, the Company and the Company’s indirectly wholly owned subsidiary, The Carlyle Group Employee Co., L.L.C. (together, “Carlyle”) have entered into an employment agreement with Mr. Schwartz (the “Employment Agreement”), dated February 5, 2023.
Position; Reporting. Under the Employment Agreement, Mr. Schwartz will serve as the Company’s Chief Executive Officer and will report directly to the Board. Mr. Schwartz will also be appointed to serve as a member of the Board.
Cash Compensation. The Employment Agreement provides that Mr. Schwartz’s annual base salary will be $1,000,000 and his target annual bonus opportunity will be $3,000,000, with a maximum bonus opportunity equal to 200% of target.
Inducement Equity Awards. On his employment start date, Mr. Schwartz will receive inducement equity awards with a combined grant date value of $180 million, of which $108 million will be granted in the form of performance-based restricted stock units (the “PSU Award”) and $72 million will be granted in the form of time-based restricted stock units (the “RSU Award”). The awards are intended to serve as Mr. Schwartz’s annual equity award opportunity for his initial five years of employment with Carlyle. The number of shares of Company common stock underlying the PSU Award will be determined by dividing the grant value by the per share accounting fair value on the grant date. As we anticipate that such accounting value will be less than the per share closing stock price on the grant date, we expect that the total face value of the PSU Award (i.e., number of shares multiplied by the closing price on the grant date) will be greater than $108 million. The number of shares underlying the RSU Award will be determined by dividing the grant value by the per share closing stock price on the grant date.
The PSU Award is eligible to vest in five equal tranches, with each tranche subject to a performance-based vesting condition that requires achievement of an absolute stock price hurdle (representing 125%, 150%, 170%, 190%, and 210%, respectively, of the starting share price) and the 190% and 210% tranches are also subject to performance-based vesting conditions relating to total shareholder return (linked to the 60th percentile of the constituent companies in the S&P 500® Financials Index). In addition, each tranche is subject to time-based vesting conditions requiring minimum service periods of one year, two years, three years, four years, and five years, respectively. Dividend equivalent units will be credited on the PSU Award and will be subject to the same terms and conditions, including with respect to vesting and settlement, that apply to the PSU Award. The PSU Award includes certain termination-related vesting provisions generally providing for, in the event of an involuntary termination of employment without cause or resignation for good reason, full acceleration of vesting for previously earned tranches and certain additional prorated vesting if performance goals are achieved between the date of termination and the end of the performance period (or vesting without proration based on performance through the date of a change in control if such termination or resignation occurs in certain change in control related circumstances).
The RSU Award will vest ratably in four equal installments, and requires Mr. Schwartz’s continuous service through February 1 of each of 2024, 2025, 2026 and 2027, in each case, with settlement to occur in December of the prior year, subject to clawback if the service requirement is not met. Dividend equivalent units will be credited on the RSU Award and will be subject to the same terms and conditions, including with respect to vesting and settlement, that apply to the RSU Award. The RSU Award includes certain termination-related vesting provisions generally providing for acceleration of vesting of one tranche of the award in the event of an involuntary termination of employment without cause or resignation for good reason (or full vesting of all remaining tranches if such termination or resignation occurs in certain change in control related circumstances).
Make-Whole Compensation. If, as a result of his employment with Carlyle, Mr. Schwartz forfeits a cash long-term incentive award previously granted by his former employer and/or the right to make recommendations with respect to a donor-advised fund through an arrangement provided by his former employer, Carlyle has agreed to make him whole for these forfeitures by granting a new cash long-term incentive award equal to the forfeited amount (up to a maximum of $19.5 million) and/or funding a new donor-advised fund in the amount of the forfeiture (up to a maximum of $3.1 million).
Certain Severance Benefits. In the event that Carlyle involuntarily terminates Mr. Schwartz’s employment without cause or he resigns for good reason outside of a change in control period, Mr. Schwartz will be entitled to receive a cash payment equal to 1.5 times the sum of base salary and target annual bonus, a prorated annual bonus payment (at target), healthcare subsidy for up to 18 months, vesting of the cash make-whole award (if granted) and retention of rights relating to the make-whole donor-advised fund (if provided), and treatment of RSU Award and PSU Award in accordance with the terms of the applicable award agreement (as summarized above).
If the involuntary termination without cause or resignation for good reason occurs during the two-year period following a change in control of the Company, or during the period in which a signed merger agreement relating to a change in control of the Company is in effect, Mr. Schwartz’s severance benefits would be the same as described immediately above, except that the cash severance payment described above would be increased to 2x the sum of base salary and target annual bonus and Mr. Schwartz would be entitled to more favorable vesting of the RSU Award and PSU Award in accordance with the terms of the applicable award agreement (as summarized above).
Restrictive Covenants. Under the Employment Agreement, Mr. Schwartz is subject to employee and customer non-solicitation covenants and a non-competition covenant, in each case, during his employment and for a period of 12 months thereafter. The Employment Agreement also includes perpetual confidentiality and mutual non-disparagement covenants.

Item 7.01	Regulation FD Disclosure.
A copy of the Company’s press release regarding the matters described above has been furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

99.1	Press release of The Carlyle Group Inc., dated February 6, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Carlyle Group Inc.

Date: February 6, 2023	By:	/s/ Jeffrey W. Ferguson
	Name:	Jeffrey W. Ferguson
	Title:	General Counsel